Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS
QUARTERLY DISTRIBUTION INCREASED 10% TO $0.33 PER SHARE
Chicago, IL - March 3, 2023 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2022.
FOURTH QUARTER FINANCIAL HIGHLIGHTS
•Net investment income per common share increased from $0.33 for the quarter ended September 30, 2022 to $0.35 for the quarter ended December 31, 2022.
•Net loss on investments per common share for the quarter ended December 31, 2022 was $0.17.
•Net asset value (“NAV”) per common share decreased from $13.58 at September 30, 2022 to $13.47 at December 31, 2022.
•For the quarter ended December 31, 2022, the investment portfolio’s weighted-average performing income yield increased from 11.6% during the prior quarter to 12.7%.
•On December 30, 2022, we paid a quarterly distribution of $0.30 per common share and on February 28, 2023, our Board of Directors declared a distribution of $0.33 per common share for the first quarter of 2023, a 10% increase compared to the prior quarter distribution, payable on March 31, 2023 to stockholders of record as of March 24, 2023.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Quarter Ended
(Per common share)	December 31, 2022	September 30, 2022
Net Investment Income
Net investment income	$0.35	$0.33

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments	$(0.09)	$(0.04)
Net unrealized depreciation on investments	(0.08)	(1.00)
Net loss on investments	$(0.17)	$(1.04)

Earnings (Loss)
Earnings (loss)	$0.18	$(0.71)

Net Asset Value
Net asset value	$13.47	$13.58
Distributions paid	$0.30	$0.29

Adjusted Net Investment Income (“Adjusted NII”)(1)— Non-GAAP
Net investment income	$0.35	$0.33
Capital gain incentive fee accrual	—	—
Adjusted NII — Non-GAAP	$0.35	$0.33

	As of
(in millions, except per share data)	December 31, 2022	September 30, 2022
Balance Sheet Highlights		(unaudited)
Investment portfolio, at fair value	$500.6	$516.6
Total assets	520.7	538.2
Net asset value per common share	$13.47	$13.58
Management Commentary
“We are pleased to announce a dividend increase for the first quarter of 2023”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “Our fourth quarter NII of $0.35 per share was solid due to strong growth in interest income, as our portfolio continues to benefit from the current rising rate environment. We believe our balance sheet is well positioned as 94% of our loans are floating rate and 69% of our debt is fixed rate as of December 31, 2022.”

(1)    On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis is positive from the date of the election to be a BDC through the reporting date. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee.
Management believes Adjusted NII facilitates the analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP. A reconciliation of net investment income determined in accordance with GAAP to Adjusted NII is set forth in Schedule I to this press release.

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions, except for per share data)

	As of and for the Quarter Ended
Portfolio Overview	December 31, 2022	September 30, 2022
Investment portfolio, at fair value	$500.6	$516.6
Weighted-average performing income yield - interest-bearing investments(2)	12.7%	11.6%
Weighted-average realized yield - interest-bearing investments(3)	11.7%	10.8%
The increase in our weighted-average performing income yield was primarily due to an increase in interest income as a result of rising interest rates.
(2)Income yield is calculated as (a) the actual amount earned on performing investments, including interest and prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing investments amortized cost.
(3)    Realized yield computed as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and net loan fees, divided by (b) the weighted-average of total interest-bearing investments amortized cost, in each case, including debt investments in non-accrual status and non-income producing structured finance securities.

	Quarter Ended
Portfolio Activity	December 31, 2022	September 30, 2022
Investments in debt and equity investments	$9.3	$22.3
Investments in structured finance securities	—	—
As of December 31, 2022, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $500.6 million, which was equal to approximately 105% of amortized cost;
•Debt investments of $312.9 million in 52 portfolio companies, of which 99.6% and 0.4% were senior secured loans and subordinated loans, respectively;
•Equity investments of $99.2 million;
•23 structured finance securities totaling $88.5 million; and
•Unfunded commitments of $32.2 million to 16 portfolio companies.

RESULTS OF OPERATIONS (unaudited)
(in thousands)	Quarter Ended
	December 31, 2022	September 30, 2022
Total investment income	$13,998	$13,368
Expenses:
Interest expense	4,801	4,657
Management and incentive fees	3,101	3,079
Other expenses	1,369	1,260
Total expenses	9,271	8,996
Net investment income	4,727	4,372
Net loss on investments	(2,292)	(13,930)
Net increase (decrease) in net assets resulting from operations	$2,435	$(9,558)
Investment Income
For the quarter ended December 31, 2022, total investment income increased by $0.6 million as compared to the quarter ended September 30, 2022, primarily due to an increase in interest income of $1.0 million as a result of rising interest rates, and partially offset by a decrease of $0.5 million in fee income.
Expenses
For the quarter ended December 31, 2022, total expenses increased $0.3 million primarily due to an increase in interest expense related to rising SOFR rates on our BNP Facility.
Net Loss on Investments
For the quarter ended December 31, 2022, net loss on investments of $2.3 million was primarily due to unrealized depreciation on a few issuer specific portfolio companies as well as broader market related declines in CLO equity securities and liquid debt securities. These declines were partially offset by unrealized appreciation on a few specific portfolio company investments.

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2022, we had $14.9 million of cash, which includes $12.3 million held in the aggregate by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of December 31, 2022, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Pacific Western Bank (the “PWB Credit Facility”), as well as an unused commitment of $45.3 million under the revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. Based on fair values and equity capital at December 31, 2022, we could access all unused commitments under our credit facilities and remain in compliance with the 1940 Act asset coverage requirement.
On December 15, 2022, we amended the PWB Credit Facility to: (i) reduce the maximum amount available under the PWB Credit Facility from $35.0 million to $25.0 million; and (ii) eliminate the No Net Losses covenant, which restricted net losses (defined as income after adjustments to the investment portfolio for gains and losses, realized and unrealized, also shown as net increase (decrease) in net assets resulting from operations) in more than two quarters during the prior four quarters then ended.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, March 3, 2023, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (844) 763-8274 (Domestic) or (412) 717-9224 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 13, 2023 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #1365852.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2022.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2022	2021
Assets
Total investments, at fair value (amortized cost of $474,880 and $457,312, respectively)	$500,576	$507,099
Cash	14,937	43,048
Receivable for investments sold	—	14,893
Interest receivable	2,202	1,475
Prepaid expenses and other assets	3,002	2,533
Total assets	520,717	569,048

Liabilities
Revolving lines of credit	104,700	100,000
SBA debentures (net of deferred debt issuance costs of $223 and $555, respectively)	50,697	69,365
Unsecured Notes (net of discounts and deferred debt issuance costs of $3,647 and $4,554, respectively)	176,353	175,446
Interest payable	3,947	3,685
Payable to investment adviser and affiliates	3,909	6,217
Payable for investments purchased	—	8,788
Accrued professional fees	444	452
Other liabilities	244	1,351
Total liabilities	340,294	365,304

Commitments and contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 and 13,422,413 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	134	134
Paid-in capital in excess of par	184,841	185,113
Total distributable earnings (accumulated losses)	(4,552)	18,497
Total net assets	180,423	203,744

Total liabilities and net assets	$520,717	$569,048

Number of shares outstanding	13,398,078	13,422,413
Net asset value per share	$13.47	$15.18

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	(unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Investment income
Interest income	$13,519	$11,482	$46,258	$42,384
Dividend income	372	1,855	1,413	2,167
Fee income	107	1,930	1,073	3,212
Total investment income	13,998	15,267	48,744	47,763

Expenses
Interest and financing expense	4,801	4,215	17,025	17,515
Management fees	1,918	2,009	7,979	7,669
Income Incentive Fee	1,183	1,543	2,276	2,352
Capital Gains Fee	—	1,814	(1,916)	1,916
Professional fees	453	440	1,608	1,670
Administration fees	433	416	1,742	1,758
Other expenses	484	400	1,678	1,433
Total expenses	9,272	10,837	30,392	34,313
Net investment income	4,726	4,430	18,352	13,450

Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(1,227)	(13,099)	(1,730)	(20,596)
Net unrealized appreciation (depreciation), net of taxes	(1,065)	27,821	(24,064)	68,601
Net gain (loss) on investments	(2,292)	14,722	(25,794)	48,005
Loss on extinguishment of debt	—	(2,068)	(144)	(4,591)
Net increase (decrease) in net assets resulting from operations	$2,434	$17,084	$(7,586)	$56,864

Net investment income per common share - basic and diluted	$0.35	$0.33	$1.37	$1.00
Net increase (decrease) in net assets resulting from operations per common share - basic and diluted	$0.18	$1.27	$(0.57)	$4.24
Distributions declared per common share	$0.30	$0.25	$1.16	$0.91
Basic and diluted weighted average common shares outstanding	13,393,505	13,419,010	13,417,410	13,413,861

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that the Company’s balance sheet is well positioned given the percentage of portfolio loans calculated on a floating rate basis and the amount of Company debt that is fixed rate, when there can be no assurance such a composition will ensure success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com
(4) Registration does not imply a certain level of skill or training

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with GAAP. Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis is positive from the date of the election to be a BDC through the reporting date. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee.
Management believes Adjusted NII facilitates the analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the three months ended December 31, 2022 and September 30, 2022, respectively, and the years ended December 31, 2022 and 2021, respectively (dollar amounts in thousands, except per share data) (unaudited):

	Three Months Ended				Years Ended December 31,
	December 31, 2022		September 30, 2022		2022		2021
	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share
Net investment income	$4,726	$0.35	$4,372	$0.33	$18,352	$1.37	$13,450	$1.00
Capital Gains Fee	—	—	—	—	(1,916)	(0.14)	1,916	0.14
Adjusted NII	$4,726	$0.35	$4,372	$0.33	$16,436	$1.23	$15,366	$1.14
Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.